Exhibit 10.1

Execution Version

AMENDED EMPLOYMENT AGREEMENT

This Amended EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 8th day of February 2017, by and between Albany Molecular Research, Inc., a Delaware corporation (the “Company”), and Milton Boyer (the “Executive”).

WHEREAS, the Executive was an employee of Oso Biophamaceuticals Manufacturing, LLC (“OsoBio”) and was party to an Employment Agreement dated January 31, 2012 (the “Prior Agreement”); and

WHEREAS, on June 1, 2014, OsoBio and the Company entered into that certain Membership Interest Purchase Agreement by and among Company, the “Buyer” entity named therein, OsoBio and Oso Biopharm Holdings, LLC, pursuant to which, among other things, at the closing of the transactions contemplated by such Membership Interest Purchase Agreement, which the parties agreed was effective on July 1, 2014,(the “Closing”), OsoBio became an indirect wholly owned subsidiary of the Company; and

WHEREAS, the parties entered into an Employment Agreement dated as of June 1, 2014 as such was Amended and Restated on May 7, 2015 (the “Original Agreement”) and due to certain changed circumstances, now wish to modify the Original Agreement as set forth herein, which Amended Employment Agreement shall supercede and replace the Original Agreement ; and

WHEREAS, the parties hereto desire to assure that the Executive’s knowledge and familiarity with the business of the Company will continue to be available to the Company after the Closing.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.           Employment. Subject to the provisions of this Agreement, the Company hereby employs as of the Effective Date the Executive and the Executive accepts such employment upon the terms and conditions hereinafter set forth.

2.           Term of Employment. The term of the Executive’s employment pursuant to this Agreement shall commence on and as of the date of the Closing (the “Effective Date”) and shall remain in effect for a period of two (2) years from the Effective Date (the “Term”). Unless either party provides written notice of its intent not to renew the Agreement at least 180 days prior to the expiration date, the Agreement shall automatically renew for periods of one (1) year (each a “Renewal Term”) commencing at the second anniversary of the Effective Date and on each subsequent anniversary thereafter. If not renewed, the Agreement will expire. The period during which the Executive serves as an employee of the Company in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the “Term of Employment.”

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3.            Capacity.

(a)          Duties. During the Term of Employment, the Executive shall report directly to the Chief Operating Officer, the Chief Executive Officer or any other person designated by the President and Chief Executive Officer and (i) shall serve with the title Senior Vice President, Drug Product Manufacturing, (ii) shall perform such duties and responsibilities as may be reasonably determined by Chairman, President and Chief Executive Officer or his designate, consistent with the Executive’s title and position, duties and responsibilities as an employee of the Company as of the Effective Date; provided that such duties and responsibilities shall be within the general area of the Executive’s experience and skills, and (iii) shall render all services incident to the foregoing.

(b)          Extent of Service. The Executive agrees to diligently serve the interests of the Company and shall devote substantially all of his working time, attention, skill and energies to the advancement of the interests of the Company and its subsidiaries and affiliates and the performance of his duties and responsibilities hereunder; provided that nothing in this Agreement shall be construed as preventing the Executive from (i) investing the Executive’s assets in any entity in a manner not prohibited by Section 7 and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the entities in which such investments are made, or (ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

4.            Compensation.

(a)          Salary. During the Term of Employment, the Company shall pay the Executive a salary (the “Base Salary”) at an annual rate as shall be determined from time to time by the Chairman, President and Chief Executive Officer or other appropriate person of the Company consistent with the general policies and practices of the Company; provided, however, that in no event shall such rate per annum be less than $275,000. Such Base Salary shall be subject to withholding under applicable law and shall be payable in periodic installments in accordance with the Company’s usual practice for its senior executives, as in effect from time to time.

(b)          Bonus. Annually, the Company shall review the performance of the Company and of the Executive during the prior year, and the Company may provide the Executive with additional compensation as a bonus in accordance with any bonus plan then in effect from time to time for similarly situated employees of the Company. The current bonus plan for senior executives calls for the payment of 30% of base salary upon the attainment of threshold goals; 50% upon the attainment of target goals and 100% upon the attainment of superior goals. Any bonus earned for a calendar year shall be paid between January 1 and March 15 of the following calendar year.

5.            Benefits.

(a)          Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with the Company’s practices for employees of the Company, as in effect from time to time.

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(b)          Vacation. During the Term of Employment, the Executive shall receive paid vacation annually in accordance with the Company’s practices for senior executives of the Company, of which current applicable practice is four (4) weeks.

(c)          Company-Leased Vehicle. During the Term of Employment, the Company shall provide Executive with a stipend for a Company-leased vehicle (which shall be selected by the Executive). The stipend will be in the amount of approximately $550 per month. The current vehicle lease shall end no later than December 2017 and will not be renewed.

(d)          Grant of Company Equity. On the Effective Date of the Original Agreement, the Company granted to Executive 20,000 shares of restricted stock, such restricted stock to be granted pursuant to the Company’s 2008 Stock Option and Incentive Plan (the “Plan”). Such restricted stock will be evidenced by standard agreements to be entered into between Executive and the Company and will vest in equal installments over 4 (four) years on each anniversary of the date of grant.

(e)          Other Company Benefit Plans. During the Term of Employment, the Executive shall be entitled to participate in any and all medical, dental, pension and life insurance plans, disability income plans and other employee benefit plans as in effect from time to time for similarly situated employees of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the the Company and (iii) the discretion of the Board of Directors of the Company or the administrative or other committee provided for in, or contemplated by, such plan. Compliance with this Section 5(f) shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any subsidiary or affiliate of the Company with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

(f)          Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.            Termination of Employment. Notwithstanding the provisions of Section 2, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

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For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by her death as provided in Section 6(c), the date of death; (ii) if the Executive’s employment is terminated due to her permanent disability as provided in Section 6(c), the date on which notice of termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 6(e) or Section 6(g), sixty (60) days after the date on which notice of termination is given; and (iv) if the Executive’s employment is terminated under Section 6(f) or for Good Reason under Section 6(g), the date on which the applicable cure period expires.

(a)          Mutual Consent. The Executive’s employment under this Agreement may be terminated at any time by the mutual consent of the Executive and the Company on such terms as both parties shall mutually agree.

(b)          Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated by the Company for “Cause” at any time upon written notice to the Executive without further liability on the part of the Company. For purposes of this Agreement, a termination shall be for “Cause” if:

(i)          the Executive shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony or crime involving moral turpitude;

(ii)         the Executive shall commit a material breach of any of the covenants, terms or provisions of Section 7 or 8 hereof which breach has not been cured within fifteen (15) days after delivery to the Executive by the Company of written notice thereof;

(iii)        the Executive shall commit a material breach of any of the covenants, terms or provisions hereof (other than pursuant to Section 7 or 8 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by the Company of written notice thereof; or

(iv)        the Executive shall have disobeyed reasonable written instructions from the President and Chief Executive Officer, or other appropriate governing committee which are consistent with the terms and conditions of this Agreement or shall have deliberately, willfully, substantially and continuously failed to perform the Executive’s duties hereunder, after written notice and under circumstances effectively constituting a voluntary resignation of the Executive’s position with the Company..

Upon termination for Cause as provided in this Section 6(b), (x) all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (A) earned but unpaid Base Salary, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, to the extent reimbursable in accordance with Company policy, (C) any accrued but unused vacation time in accordance with Company policy; and (D) all other payments or benefits (if any) to which the Executive shall be entitled under the express terms of any applicable benefit plan or arrangement maintained by the Company (the “Accrued Obligations”) and (y) the Company shall have any and all rights and remedies under this Agreement and applicable law.

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(c)          Death; Disability. The Executive’s employment under this Agreement may be terminated by the Company upon the earlier of death or permanent disability (as defined below) of the Executive continuing for a period of one hundred eighty (180) days. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) Accrued Obligations, (ii) bonus payments with respect to the calendar year within which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to executives of similar level at the Company, pro-rated on the basis of the number of days of the Executive’s actual employment hereunder during such calendar year through the Date of Termination, and (iii) in the case of permanent disability, continuation at the Company’s expense of health insurance benefits (medical and dental) until the first anniversary of the Date of Termination to the extent permitted under the Company’s group health insurance policy. As used herein, the term “permanent disability” or “permanently disabled” means the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company. The Company shall provide written notice to the Executive of the termination of his employment hereunder due to permanent disability.

(d)          Voluntary Termination by the Executive. At any time during the Term of Employment, the Executive may terminate his employment under this Agreement for other than “Good Reason” (as defined in Section 6 (g)) upon thirty (30) days’ prior written notice to the Company. Upon termination by the Executive as provided in this Section 6(d), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to Accrued Obligations.

(e)          Termination by the Company Without Cause. The Executive’s employment under this Agreement may be terminated by the Company at any time without “Cause” (as defined in Section 6(b)) by the Company upon sixty (60) days’ prior written notice to the Executive. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 6(b) and is not a termination on account of death or disability under Section 6(c) shall be deemed a termination without Cause. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing a general release of claims in a form and manner satisfactory to the Company, including a mutual obligation of non-disparagement, and the lapse of any statutory revocation period, the Company shall (i) continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of twelve (12) months from the Date of Termination; (ii) shall pay to the Executive in monthly installments over the next year, an amount equal to the Executive’s cash bonus, if any, received in respect of the immediately preceding year pursuant to Section 4(b) beginning with the first payroll date that begins thirty (30) days after the Date of Termination; (iii) shall pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility; and (iv) shall provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twelve (12) months from the Date of Termination. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each monthly payment shall be considered a separate payment.

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(f)          Termination by the Executive upon Company Breach. The Executive shall have the right to terminate his employment hereunder upon written notice to the Company in the event of (i) a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive or (ii) a breach by the Company of any of its material obligations hereunder, (iii) the relocation of the offices at which the Executive is principally employed as of the date of this Agreement to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive, in each case after the Executive has given written notice to the Company specifying such default by the Company, within sixty (60) days of the occurrence of the default, and giving the Company a reasonable time, not less than thirty (30) days, to conform its performance to its obligations hereunder. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing a general release of claims in a form and manner satisfactory to the Company, including a mutual obligation of non-disparagement, and the lapse of any statutory revocation period, the Company shall (i) continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of twelve (12) months from the Date of Termination; (ii) shall pay to the Executive in monthly installments over the next year, an amount equal to the Executive’s cash bonus, if any, received in respect of the immediately preceding year pursuant to Section 4(b) beginning with the first payroll date that begins thirty (30) days after the Date of Termination; (iii) shall pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility; and (iv) shall provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twelve (12) months from the Date of Termination. For purposes of Section 409A of the Code, each monthly payment shall be considered a separate payment.

(g)          Change of Control and Termination Pursuant to a Change of Control. If there is a Change of Control, as defined below, during the Term of Employment, the provisions of this Section 6(g) shall apply and shall continue to apply throughout the remainder of the Term (as extended by any Renewal Term). Upon a Change of Control, the Executive will become fully vested in any outstanding stock options, Restricted Stock or other stock grants awarded and become fully vested in all Company contributions made to the executive’s 401(k), Profit Sharing or other retirement account (s). In addition, within thirty (30) days of the Change of Control, the Company shall pay to the Executive a lump sum equal to the Executive’s pro rata target cash bonus for the year in which the Change of Control occurred (as such may be set forth in the Company’s bonus plan for such year and calculated assuming target achievement of corporate and personal goals); such pro rata amount to be determined based on the actual date of the closing of such Change in Control transaction.

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If, within two (2) years following a Change of Control, the Executive’s employment is terminated by the Company without Cause (in accordance with Section 6(e) above) or by the Executive for “Good Reason” (as defined in Section 6(g)(ii) below), in lieu of any severance and other benefits payable under Section 6(e) or Section 6(f), subject to the Executive signing a general release of claims in a form and manner satisfactory to the Company including a mutual obligation of non-disparagement and the lapse of any statutory revocation period, the Company shall pay to the Executive (or the Executive’s estate, if applicable) a lump sum amount equal to 1.5 times the sum of (x) the Executive’s Base Salary at the rate then in effect pursuant to Section 4(a), plus (y) an amount equal to the Executive’s target cash bonus for the year in which termination occurred (as such may be set forth in the company’s cash bonus plan for such year assuming target achievement of Corporate or personal goals)) within thirty (30) days of the Date of Termination. Notwithstanding the foregoing, to the extent the cash severance payment to the Executive is considered deferred compensation subject to Section 409A of the Code, and if the Change of Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, such cash severance shall be payable in installments over the same period as provided in Section 6(e). The Company shall also pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility and provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of eighteen (18) months from the Date of Termination.

(i)          “Change of Control” shall mean the occurrence of any one of the following events: (A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (B) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (C) the sale of all of the Stock of the Company to an unrelated person or entity.

(ii)          “Good Reason” shall mean the occurrence of any of the following:

(A)         a material or diminution in the nature or scope of the powers, functions, titles, duties or responsibilities of the Executive that is adverse to the Executive;

(B)         a breach by the Company of any of its material obligations hereunder; or

(C)         the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in this Section 6(g)(ii) within sixty (60) days of the occurrence of the event and shall not be entitled to compensation pursuant to this Section 6(g) unless the Company fails to cure within a reasonable period of not less than thirty (30) days.

(iii)        Additional Limitation. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

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(A)         If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Severance Payments.

(B)         If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

For the purposes of this Section 6(g)(iii), “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

The determination as to which of the alternative provisions of this Section 6(g)(iii) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of this Section 6(g)(iii) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(h)          No Mitigation. Without regard to the reason for the termination of the Executive’s employment hereunder, the Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event the Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.

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(i)           Section 409A.

(i)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the prime rate reported by The Wall Street Journal as of the date of separation from service, from such date of separation from service until the payment.

(ii)         The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii)        To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv)        The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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7.            Non-Competition and No Solicitation.

(a)          Because the Executive’s services to the Company are special and because the Executive has access to the Company’s Confidential Information (as hereinafter defined), during the Term of Employment and for a period of twelve (12) months following the termination, the Executive shall not, without the express written consent of the Company, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person (as hereinafter defined) other than the Company and its affiliates in the Designated Industry (as hereinafter defined); provided, however, that nothing herein shall be construed as preventing the Employee from making passive investments in a Person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than one percent (1%) of the outstanding shares of capital stock or comparable equity interests of such Person.

(b)          For purposes of this Agreement, the following terms have the following meanings:

“Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization; and

“Designated Industry” means chemistry and biology services, the drug development and drug product manufacturing industries and any other business conducted by OSOBio or the Company during the Executive’s employment with OSOBio and the Company. Because the Company’s business is worldwide in scope, the Designated Industry includes such business activities in any location in the world.

(c)          For a period of twelve (12) months following the termination of the Executive’s employment under this Agreement for any reason, the Executive shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any current or former client, customer or account of the Company; provided, that this sub-section shall be limited to clients, customers or accounts of the Company who were clients, customers or accounts of the Company at any time during the Executive's employment with the Company.

(d)          For a period of twelve (12) months following the termination of the Executive’s employment under this Agreement for any reason, the Executive shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity (a) solicit or otherwise encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company, or (b) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the Executive’s employment with the Company. This sub-section shall not apply to persons whose employment and/or retention with the Company has been terminated for a period of twenty-four (24) months or longer.

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(e)          If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be rewritten by the court to extend only over the maximum period of time, range of activities or geographic area as to which may be enforceable.

8.            Confidentiality. In the course of performing services hereunder and otherwise, the Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets, technology and similar confidential information owned or used in the course of business by the Company and its subsidiaries and affiliates (the “Confidential Information”). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of the Company), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public, (B) became or becomes generally known to the public through no fault of the Executive, or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon termination of the Executive’s employment with the Company, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive’s possession or control, shall be returned to the Company and remain in its possession. This Section 8 shall survive the termination of this Agreement for any reason.

9.            Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not (after giving effect to the termination of the Prior Agreement hereby on the Effective Date) breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants which would affect the performance of his obligations hereunder. As of the Effective Date, the Executive is not performing any other duties for, and is not a party to any similar agreement with, any Person competing with the Company or any of its affiliates.

10.          Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

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11.          Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11. This Section 11 shall survive the termination of the Executive’s employment under this Agreement for any reason.

12.          Arbitration of Disputes. Except as provided in Section 13, any dispute or controversy arising under or in connection with this Agreement or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or other statutory claims) shall be settled exclusively by arbitration in Albany, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. In the event that the Company terminates the Executive’s employment for Cause under Section 6(b) and the Executive contends that Cause did not exist, then the Company’s only obligation with respect to the dispute concerning whether Cause exists under Section 6(b) shall be to submit such claim to arbitration and the only issue before the arbitrator will be whether the Executive was in fact terminated for Cause. If the arbitrator determines that the Executive was not terminated for Cause by the Company, then the only remedies that the arbitrator may award are (i) payment of amounts which would have been payable if the Executive’s employment had been terminated under Section 6(e), (ii) the costs of arbitration, (iii) the Executive’s reasonable attorneys’ fees, and (iv) all rights and benefits granted or in effect with respect to the Executive under the Company’s stock option plans and agreements with the Executive pursuant thereto that have not been provided due to the Company’s determination concerning the circumstances leading to the termination of the Executive’s employment, with the vesting and exercise of any stock options and the forfeitability of any stock-based grants held by the Executive to be governed by the terms of such plans and the related agreements between the Executive and the Company. If the arbitrator finds that the Executive’s employment was terminated for Cause, the arbitrator will be without authority to award the Executive anything, and the parties will each be responsible for their own attorneys’ fees, and they will divide the costs of arbitration equally. Furthermore, should a dispute occur concerning the Executive’s mental or physical capacity as described in Section 6(c), a doctor selected by the Executive and a doctor selected by the Company shall be entitled to examine the Executive. If the opinion of the Company’s doctor and the Executive’s doctor conflict, the Company’s doctor and the Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding. This Section 12 shall survive the termination of the Executive’s employment under this Agreement for any reason.

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13.          Specific Performance. Notwithstanding Section 12 hereof, it is specifically understood and agreed that any breach of the provisions of this Agreement, including, without limitation, Sections 7 or 8 of this Agreement by the Executive is likely to result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. Therefore, any claim based on an alleged breach of Section 7 or 8 of this Agreement shall not be subject to Section 12 hereof unless otherwise agreed. To the extent that any court action is permitted consistent with or to enforce Section 7 or 8 of this Agreement or to enforce Section 12, the parties hereby agree to the sole and exclusive jurisdiction of the Supreme Court of the State of New York (Albany County) and the United States District Court for the Northern District of New York (City of Albany). Accordingly, with respect to any such court action, the Executive (i) submits to the personal jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process.

14.         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by facsimile and receipt is acknowledged, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

To the Company:

Albany Molecular Research, Inc.
21 Corporate Circle
Albany, New York 12203-5154
Facsimile: (518) 867-4375
Attention: Senior Vice President of Human Resources

To the Executive, to the address on file with the Company.

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

15.         Amendment; Waiver. This Agreement shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

16.         Successors and Assigns. This Agreement shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

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17.         Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior understandings and agreements between the parties relating to the subject matter hereof, including without limitation the Prior Agreement.

18.         Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of New York.

19.         Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ William S. Marth

EXECUTIVE:

/s/ Milton Boyer
Milton Boyer

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